As filed with the Securities and Exchange Commission on October 12, 2023

Registration No. 333-257264

Registration No. 333-264490

Registration No. 333-271005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ambrx Biopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	93-2892120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10975 North Torrey Pines Road

La Jolla, California, 92037

(Address of Principal Executive Offices, Including Zip Code)

Second Amended and Restated 2016 Equity Incentive Plan

Amended and Restated 2021 Equity Incentive Plan

Amended and Restated 2021 Employee Share Purchase Plan

(Full title of the plan)

Daniel J. O’Connor

President and Chief Executive Officer

Ambrx Biopharma, Inc.

10975 North Torrey Pine Road

La Jolla, CA 92037

(Name and address of agent for service)

(858) 875-2400

(Telephone number, including area code, of agent for service)

Copies to:

Raymond Bogenrief Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, Illinois 60606 (312) 407-0550	Gregg A. Noel P. Michelle Gasaway Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071 (213) 687-5000	Jared Kelly Senior Vice President, General Counsel and Corporate Secretary Ambrx Biopharma, Inc. 10975 North Torrey Pines Road La Jolla, California 92037 (858) 875-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to those certain Registration Statements on Form S-8 (Reg. Nos. 333-257264, 333-264490 and 333-271005) (collectively, the “Registration Statements”) is being filed pursuant to Rule 414 under the Securities Act of 1933 (the “Securities Act”) by Ambrx Biopharma, Inc. (formerly New Ambrx Biopharma Inc.), a Delaware corporation (the “Company”), as the successor registrant to Ambrx Biopharma Cayman, Inc. (formerly Ambrx Biopharma Inc.), a Cayman Islands exempted company (the “Predecessor Registrant”).

On October 11, 2023, Predecessor Registrant completed its previously announced holding company reorganization, pursuant to the Agreement and Plan of Merger, dated as of September 11, 2023 (the “Merger Agreement”), by and among the Company, Ambrx Merger Sub Inc., a Cayman Islands exempted company and newly-formed direct wholly owned subsidiary of the Company (“Merger Sub”), and the Predecessor Registrant.

The Merger Agreement provided for the merger (the “Merger”) of the Predecessor Registrant with Merger Sub, with the Predecessor Registrant surviving the Merger as a direct wholly owned subsidiary of the Company, and the automatic conversion of each ordinary share, par value $0.0001 per share, of the Predecessor Registrant (“Ordinary Shares”) issued and outstanding immediately prior to the effective time of the Merger (including Ordinary Shares underlying the outstanding American Depositary Shares (“ADSs”)), into one-seventh (1/7) of one duly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Company (“Common Stock”). In addition, (1) each outstanding option to purchase or other right to acquire one Ordinary Share was automatically converted into an option to purchase or right to acquire, upon the same terms and conditions, a number of shares of Common Stock determined by dividing (x) the number of Ordinary Shares subject to the option as of immediately prior to the effective time of the Merger by (y) seven, and rounding the resulting number down to the nearest whole number of shares of Common Stock, with an adjusted exercise price determined by multiplying (x) the per share exercise price for the Ordinary Shares subject to the option as in effect immediately prior to the effective time of the Merger by (y) seven, and rounding the resulting exercise price up to the nearest whole cent; and (2) each award of restricted share units representing the right to receive an issuance of Ordinary Shares was automatically converted into an award of restricted stock units representing the right to receive, upon the same terms and conditions, a number of shares of Common Stock determined by dividing (x) the number of Ordinary Shares subject to the award of restricted share units as of immediately prior to the effective time of the Merger by (y) seven, rounded down to the nearest whole number of shares of Common Stock.

Upon completion of the Merger, the Company became the successor registrant to the Predecessor Registrant. The Company expects that its Common Stock will commence trading on the Nasdaq Global Select Market as of the open of business on October 12, 2023, under the symbol “AMAM”, which is the same symbol under which the Predecessor Registrant’s ADSs traded.

The Company and its subsidiaries continue to conduct all of the operations previously conducted by the Predecessor Registrant and its subsidiaries prior to the Merger and, as a result of the Merger, the consolidated assets and liabilities, operations and financial condition of the Company immediately after the Merger are the same as those of the Predecessor Registrant immediately prior to the Merger. Immediately prior to the Merger, the Company had no assets or liabilities other than nominal assets or liabilities. The directors and executive officers of the Company immediately following the Merger are the same individuals who were directors and executive officers, respectively, of the Predecessor Registrant immediately prior to the Merger.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Company hereby expressly adopts each of the Registration Statements as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Company or the Predecessor Registrant with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference in this registration statement:

(a)	the Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 30, 2023;

(b)	the Predecessor Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 11, 2023 and August 9, 2023, respectively;

(c)

the Predecessor Registrant’s Current Reports on Form 8-K filed with the SEC on January  30, 2023, February  6, 2023 (Item 8.01 only), February  17, 2023 (Item 8.01 only), February  24, 2023 (Items 5.02 and 8.01 only), March  1, 2023 (Item 8.01 only), March  6, 2023 (Item 3.01 only), March  13, 2023 (Item 8.01 only), May  4, 2023, May  16, 2023, May  18, 2023, May  25, 2023, June  8, 2023 and June  28, 2023 (Items 8.01 and 9.01 only), August  25, 2023, September  6, 2023, September  15, 2023, September  25, 2023, October  6, 2023, October  10, 2023 and October 12, 2023;

(d)	the Company’s Current Report on Form 8-K filed with the SEC on October 12, 2023; and

(e)

the description of the Company’s Common Stock filed as Exhibit 4.1 to its Current Report on Form 8-K, filed with the SEC on October 12, 2023, and any report or amendment filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 or any related Item 9.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

The Company is subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 102 of the Delaware General Corporate Law (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached such director’s duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which such person was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The statute provides that indemnification pursuant to these provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s certificate of incorporation states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Article VIII of the Company’s bylaws, any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the Company), by reason of the fact that such person is or was a director of the Company, or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The indemnification provided in the Company’s bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8. Exhibits.

Exhibit Number	Description of Document
3.1	Amended and Restated Certificate of Incorporation of Ambrx Biopharma, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 12, 2023).

3.3	Amended and Restated Bylaws of Ambrx Biopharma, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 12, 2023).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1†	Form of Ambrx Biopharma, Inc. Amended and Restated 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on S-4 filed with the SEC on September 12, 2023).

10.2†	Form of Ambrx Biopharma, Inc. Amended and Restated 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on S-4 filed with the SEC on September 12, 2023).

10.3†	Form of Ambrx Biopharma, Inc. Amended and Restated 2021 Employee Share Purchase Plan (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on S-4 filed with the SEC on September 12, 2023).

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (Contained on the signature page to the initial filing of this Registration Statement).

*	Filed herewith.
†	Indicates a management contract or any compensatory plan, contract or arrangement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee”, as applicable, table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California on October 12, 2023.

AMBRX BIOPHARMA, INC.

By:	/s/ Sonja Nelson
	Name:	Sonja Nelson
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Daniel J. O’Connor	President, Chief Executive Officer and Director (Principal Executive Officer)	October 12, 2023

/s/ Sonja Nelson Sonja Nelson	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 12, 2023

/s/ Stephen Glover Stephen Glover	Chairperson of the Board	October 12, 2023

/s/ Margaret R. Dalesandro Margaret R. Dalesandro	Director	October 12, 2023

* Kate Hermans	Director	October 12, 2023

* Janet Loesberg	Director	October 12, 2023

* Paul Maier	Director	October 12, 2023

*By:	/s/ Sonja Nelson
Sonja Nelson
Attorney-in-fact